EXHIBIT 24.1
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            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Total Research Corporation

     We hereby consent to the reference to our firm under the caption
"Experts" in the Registration Statement (Form S-8) pertaining to the 1995
Stock Incentive Plan of Total Research Corporation, Amendment #1 to the
1995 Stock Incentive Plan and the 1995 Stock Incentive Plan for Total
Research, Ltd. and to the incorporation by reference therein of our report dated September 23, 1997, with respect to the consolidated financial statements of Total Research Corporation incorporated by reference in its Annual Report (Form 10-KSB) for the two years ended June 30, 1997, filed with the Securities and Exchange Commission.

                                        /s/Amper, Politziner & Mattia
                                        Amper, Politziner & Mattia P.A.

February 10, 1998
Edison, New Jersey